Exhibit 5.1

Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership

666 Fifth Avenue, 31st Floor

New York, New York 10103-3198

www.fulbright.com

Telephone: (212) 318-3000	Facsimile: (212) 318-3400

February 28, 2007

Cygne Designs, Inc.

11 West 42nd Street

New York, NY 10036

Ladies and Gentlemen:

We have acted as counsel to Cygne Designs, Inc., a Delaware corporation (the “Company”) in connection with the Company’s Registration Statement on Form S-3 (No. 333-128511) (the “Registration Statement”), filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to the 13,928,571 shares (the “Shares”) of your common stock, $0.01 par value per share, for resale by certain stockholders listed in the Registration Statement. As your counsel, we have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and legally issued and are fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.